EXHIBIT 3.1

CERTIFICATE OF DESIGNATION, PREFERENCES, AND RIGHTS OF
SERIES C CONVERTIBLE PREFERRED STOCK TO THE CERTIFICATE OF
INCORPORATION OF MERA PHARMACEUTICALS, INC. PURSUANT TO SECTION 151 OF
THE DELAWARE GENERAL CORPORATION LAW

The undersigned Chief Executive Officer of MERA PHARMACEUTICALS, INC., (the “Corporation”), a company organized and existing under the laws of the State of Delaware, certifies that pursuant to the authority contained in the Corporation’s Certificate of Incorporation, as amended, and in accordance with the provisions of the resolution creating a series of the class of the Corporation’s authorized Preferred Stock designated as Series C Convertible Preferred Stock:

FIRST: The Certificate of Incorporation, as amended, of the Corporation authorizes the issuance of seven hundred and fifty million (750,000,000) shares of common stock, par value $0.0001 per share (the “Common Stock”) and ten thousand (10,000) shares of preferred stock (the “Preferred Stock”), and further, authorizes the Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the shares of Preferred Stock into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, and its preferences, conversion rights, cumulative, relative, participating, optional, or other rights, including voting rights, qualifications, limitations, or restrictions thereof.

SECOND: At a meeting of the Board of Directors, held on June 14, 2012, the directors unanimously approved the designation of one thousand (1,000) shares of the Preferred Stock as Series C Convertible Preferred Stock and authorized the issuance of the Series C Convertible Preferred Stock in consideration for $0.001 per share (the “Original Purchase Price”).  The designations, powers, preferences and rights, and the qualifications, limitations or restrictions hereof, in respect of the Series C Convertible Preferred Stock shall be as hereinafter described.

Accordingly, “Article IV” of the Certificate of Incorporation, as amended, of this Corporation is amended to include the following:

Series C Convertible Preferred Stock

1.
Designation and Number of Shares.  There shall be a series of Preferred Stock that shall be designated as “Series C Convertible Preferred Stock,” and the number of shares constituting such series shall be one thousand (1000) shares.  The price per share shall be $0.001 per share (the “Original Purchase Price”).  Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series C Convertible Preferred Stock (“Series C Preferred Stock”) to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

2.
Ranking.  The Series C Preferred Stock shall rank on parity with the Corporation’s Common Stock and Series A Preferred Stock and Series B Preferred Stock and any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series C Preferred Stock (the “Parity Securities”), in each case as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

3.
Liquidation.  Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (“Liquidation”), the holders of record of the shares of the Series C Preferred Stock shall be entitled to receive assets and funds on parity with the Parity Securities.  If, upon such Liquidation, the assets of the Corporation available for distribution to the holders of Series C Preferred Stock and any Parity Securities shall be insufficient to permit payment in full to the holders of the Series C Preferred Stock and Parity Securities, then the entire assets and funds of the Corporation legally available for distribution to such holders and the holders of the Parity Securities then outstanding shall be distributed ratably among the holders of the Series C Preferred Stock and Parity Securities based upon the proportion the total amount distributable on each share upon Liquidation bears to the aggregate amount required to be distributed, but for the provisions of this sentence, on all shares of the Series C Preferred Stock and of such Parity Securities, if any.

4.	Dividends. None.

5.	Conversion Rights.

(a)	Mandatory Conversion.

(i)
Each share of Series C Preferred Stock shall automatically convert into ______ shares of Common Stock of the Corporation, subject to adjustment as provided under Section 6 (such aggregate number of shares of Common Stock issuable on conversion equaling 95% of the Corporation’s shares of common stock on a fully diluted basis on June 15, 2012), on the date that is 12 months following the filing of an amendment to the Corporation’s Certificate of Incorporation increasing the Corporation’s authorized common stock.

(ii)
Upon the occurrence of the event specified in subparagraph 5(a)(i), the outstanding shares of Series C Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series C Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series C Preferred Stock, the holders of Series C Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series C Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series C Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

(b)
Fractional Shares.  No fractional shares of Common Stock shall be issued upon any conversion of Series A Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock's fair market value as determined in good faith by the Board as of the date of conversion.

6.	Adjustment Provisions.

(a)
Adjustment upon Common Stock Event.  Upon the happening of a Common Stock Event (as hereinafter defined), the number of shares of common stock to be received upon the conversion of the Series C Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted accordingly. As used herein, the term “Common Stock Event” shall mean (i) the issue by the Company of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(b)
Adjustments for Other Dividends and Distributions.  If at any time or from time to time, the Company pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Company other than shares of Common Stock, then in each such event provision shall be made so that the holders of the Series C Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Company which they would have received had their Series C Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period under this Section 6 with respect to the rights of the holders of the Series C Preferred Stock or with respect to such other securities by their terms.

(c)
Adjustment for Reclassification, Exchange and Substitution.  If the Common Stock issuable upon the conversion of such Series C Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, subdivision, reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 6), then in any such event each holder of Series C Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series C Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(d)
Consolidation, Merger or Sale.  If any consolidation or merger of the Corporation with an unaffiliated third-party, or the sale or transfer of all or substantially all of its assets to an unaffiliated third-party shall be effected in such a way that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for their shares of Common Stock, then provision shall be made, in accordance with this Section 6(d), whereby each holder of shares of Series C Preferred Stock shall thereafter have the right to receive such securities or assets as would have been issued or payable with respect to or in exchange for the shares of Common Stock into which the shares of Series C Preferred Stock held by such holder were convertible immediately prior to the closing of such merger, sale or transfer, as applicable.  The Corporation will not effect any such consolidation, merger, sale or transfer unless prior to the consummation thereof the successor entity (if other than the Corporation) resulting from such consolidation or merger or the entity purchasing or leasing such assets shall assume by written instrument (i) the obligation to deliver to the holders of Series C Preferred Stock such securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to purchase, and (ii) all other obligations of the Corporation hereunder.  The provisions of this Section 6(d) shall similarly apply to successive mergers, sales or transfers.

(e)
Notice of Adjustment.  Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly but no later than 10 days after any request for such an adjustment by the holder, cause a notice setting forth the adjusted Conversion Price issuable upon exercise of each share of Series C Preferred Stock, and, if requested, information describing the transactions giving rise to such adjustments, to be mailed to the holders at their last addresses appearing in the share register of the Corporation, and shall cause a certified copy thereof to be mailed to its transfer agent, if any.  The Corporation may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Corporation) to make any computation required by this Section 6, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

7.
Voting Rights.  The Shares of Series C Preferred Stock shall vote together with the Corporation’s Common Stock, except as otherwise required by law.  The number of votes for the Series C Preferred Stock shall be the same number as the amount of shares of Common Stock that would be issued upon conversion pursuant to Section 5.

8.
Redemption.  Neither the Corporation nor the holders of the Series C Preferred Stock shall have any right at any time to require the redemption of any of the shares of Series C Preferred Stock, except upon and by reason of any liquidation, dissolution or winding-up of the Corporation, as and to the extent herein provided.

9.
Reservation of Shares.  The Corporation shall at all times reserve and keep available and free of preemptive rights out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series C Preferred Stock pursuant to the terms hereof, such number of its shares of Common Stock (or other shares or other securities as may be required) as shall from time to time be sufficient to effect the conversion of all outstanding Series C Preferred Stock pursuant to the terms hereof.  If at any time the number of authorized but unissued shares of Common Stock (or such other shares or other securities) shall not be sufficient to affect the conversion of all then outstanding Series C Preferred Stock, the Corporation shall promptly take such action as may be necessary to increase its authorized but unissued Common Stock (or other shares or other securities) to such number of shares as shall be sufficient for such purpose.

10.	Miscellaneous.

(a)
The shares of the Series C Preferred Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in this Resolution Designating Series C Convertible Preferred Stock and in the Certificate of Incorporation of the Corporation.

(b)	The holders of the Series C Preferred Stock shall be entitled to receive all communications sent by the Corporation to the holders of the Common Stock.

(c)
Subject to the consent of the Board of Directors of the Corporation, Holders of fifty-one percent (51%) of the outstanding shares of Series C Preferred Stock may, voting as a single class, elect to waive any provision of this Resolution Designating Series C Preferred Stock, and the affirmative vote of such percentage with respect to any proposed waiver of any of the provisions contained herein shall bind all holders of Series C Preferred Stock.

The foregoing Designation was adopted by the Board of Directors of the Corporation pursuant to the Section 151 of the Delaware General Corporation Law.  Therefore, the vote of the shareholders of the Corporation was not required for approval.

IN WITNESS WHEREOF, the Corporation has caused this Certification to be executed by its duly authorized officer.

Effective June 14, 2012.

MERA PHARMACEUTICALS, INC.

By:	/s/ Gregory F. Kowal
Name :	Gregory F. Kowal
Its:	CEO